Strategic Partners Style Specific Funds
For the period ended 01/31/06
File number 811-09439

SUB-ITEM 77D
Policies With Respect to Security Investment


STRATEGIC PARTNERS STYLE SPECIFIC FUNDS


STRATEGIC PARTNERS ASSET ALLOCATION FUNDS


STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

THE TARGET PORFOLIO TRUST

Supplement dated December 13, 2005

Cris Posada no longer serves as a portfolio manager of the Strategic Partners Conservative Allocation Fund, the
Strategic Partners Moderate Allocation Fund and the
Strategic Partners Growth Allocation Fund, each a series of
Strategic Partners Asset Allocation Funds; the Strategic
Partners Large Capitalization Value Fund, a series of the
Strategic Partners Style Specific Funds; and the Large
Capitalization Value Portfolio of The Target Portfolio
Trust (collectively the Funds). All references in the Funds' prospectus and statement of additional information to Cris Posada are deleted.

MF2005C13